Exhibit 10.9

March 22, 2019

Dear Derek,

On behalf of CNH Industrial, it gives me great pleasure in delivering our appreciation to the significant contribution you make to CNH Industrial`s success.

First, I want to recognize that your ever-increasing dedication and effective leadership is fundamental for the company`s achievement. It is really impressive to see how you manage and inspire others.

I also want to highlight the way you handled the recent transitioning of CNH Industrial management. I`m aware that it was a challenge, however, your contributions made a huge impact to the successful transition. I would like to take this opportunity to express my sincere gratitude for your professionalism and dedication, in this regard.

I am truly excited about this next chapter for CNH Industrial. I trust that with a highly motivated and collaborative GEC team and organization, we will position our Company even stronger to seize the constantly changing opportunities in our industries.

With full confidence in your expertise and leadership to strengthen CNH Industrial’s future, I am very pleased to also recognize you with the following compensation actions:

•Your 2018 Performance and Leadership Bonus (PLB)
•Recognition for the extra contributions you made in the interim CEO role in 2018
•New 2019 Compensation Terms to reflect your new role and duties on the GEC team.

Attached you will find a statement for each of the items above. Sincerely,

Hubertus Mühlhäuser Chief Executive Officer

Exhibit 10.9
2018 Performance and Leadership Bonus

I am pleased to inform you that based on CNH Industrial 2018 financial results and on your individual leadership and commitment, a bonus award will be granted in recognition of the contribution that you made to the Company’s accomplishments and success last year.

◦Your bonus based on your EMEA COO role:    £ 431,900 (gross)

The bonus is calculated based on the 2018 target attainment of the EMEA region as well as your PLM of 9 (highest individual performance and leadership factor).
The bonus of £ 431,900 (gross) will be payable in cash in March 2019.

I would like to take this opportunity to express my sincere appreciation for your contribution to the Company`s results in 2018.

I look forward to work with you, and count on your support to achieve CNH Industrial short and long-term goals.

Exhibit 10.9
Recap of 2018 Interim CEO Recognition

The following pay actions represent the interim-CEO related compensation that recognizes the additional duties and contributions made for the Company during 2018.

Element	Provision
Base Salary	•Interim CEO supplement approved by Compensation Committee and paid May-Sept 2018 •Total actual supplement of £104k
Annual Bonus

•Recognize 100% target bonus (in lieu of 75%)
•Recognize CEO supplement in calculation from May-Dec, 8 months
•Recognize CNH Industrial Performance Factor for full year (versus EMEA)
•Recognize PLM of 9 (highest individual performance and leadership factor)
•Incremental bonus of £532k versus EMEA COO only bonus

Equity
•Incremental equity awards to recognize the interim CEO period, 5 months
◦115,000 at risk PSUs, cliff vesting Feb. 28, 2020
◦32,300 time based RSUs, cliff vesting Jun. 30, 2020
•Incremental value at target: £990k

Exhibit 10.9
2019 Compensation Terms Statement

The following outlines the compensation for your new GEC role as President, Agriculture Segment at CNH Industrial reporting directly to the Chief Executive Officer.

Total Direct Compensation (TDC):

Annual Compensation Elements (GBP)	Prior	New	Change %	Description
Base Salary	400,000	470,000	Effective retroactive to Jan. 1, 2019
Target Bonus %	75%	100%	Effective with 2019 performance year plan; Upside opportunity to 2x’s target bonus for company performance
Target Bonus Amount	300,000	470,000
Total Cash at Target	700,000	940,000
Target LTI %	250%	400%	Subject to approval of the 2020–2022 LTI program, tied to new Strategic Business Plan
TDC at Target	1,700,000	2,820,000	65.8%

The terms and conditions of the Incentive Plans described above (including the annual bonus plan and long-term incentive awards) are subject, on an annual basis, to the approval of the Compensation Committee of the Board of Directors of CNH Industrial N.V. in its sole discretion. The Committee and the Board reserve the right to amend, suspend or terminate any or all provisions of Incentive Plans for the future plan years within the sole discretion of the Board or the Committee.

Up-front Restricted Share Unit (RSU) Award:
As an early installment to the expected 2020-2022 LTI program, you will be awarded 64,900 RSUs, which vest on February 1, 2021. Your acceptance to the terms and conditions of the equity award agreement will be made available on your on-line Morgan Stanley StockPlan Connect account.

Severance Provisions:
In the event of an involuntary termination of employment by the Company except for Cause, you will receive 24 months’ base pay, less any other severance related and/or pay in lieu of notice payments. See Section 2 and Section 3 in the Appendix for full terms and conditions of the severance provision.

Tax Reimbursement Provisions:
If company contributions into your retirement programs exceed the Annual Allowance, the company will reimburse you on a net basis for the tax imposed on the excess amount, subject to availing of all company provided tax efficient savings plans (such as ISAs). Related to potential future adverse tax impacts on your retirement benefits due to Lifetime Allowance limits, the Company commits to assessing possible negative tax impacts and reviewing possible solutions, including taking advantage of all available tax efficient savings plans.

Restrictive Covenants:
These new terms and conditions are subject to, and consideration for, the restrictive covenants as set forth in the attached Appendix. By accepting the terms and conditions below, you hereby accept and agree to comply with the restrictive covenants contained therein.

Exhibit 10.9

Executive’s Acceptance:
Your acceptance to these terms and conditions, by means of your signature below, is required to make these actions effective. If there is any conflict between the terms herein and the terms of any other agreement between you and CNH Industrial N.V. or its affliates (“the Company”), the terms of such other agreement shall control.

/s/ Derek Neilson

Derek Neilson, President Agriculture Date Accepted

Exhibit 10.9

Appendix

1.Restrictive Covenants

The executive named in the attached Terms Statement (the “Executive”) hereby agrees to the following restrictions, acknowledges their reasonableness in terms of duration and scope, and recognizes the highly competitive nature of the businesses of CNH Industrial N.V. and its affiliates (the “Company”). The Executive further agrees and acknowledges that the restrictive covenants contained herein are in addition to, and not in lieu of, any covenants or agreement to which the Executive may be subject under any plan of with the Company or any of its affiliates.

a.Non-Solicitation/Non-Competition. During the term of the Executive’s employment with the Company or any of its affiliates, and for a period of two years after the Executive’s date of termination for any reason (the "Non-Solicitation Period"), the Executive will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.

During the term of the Executive’s employment with the Company or any of its affiliates, and for a period of two years after the Termination Date (the "Non-Competition Period"), the Executive will not, directly or indirectly anywhere in the world: (i) engage in any Competitive Business (as defined below); (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership interest of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange) or (iv) interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand.

The Executive understands that the provisions of this Section 1.A may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company but the Executive nevertheless agrees and hereby acknowledges that the business of the Company and its affiliates is a worldwide business and that such provisions: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, sophistication, skills and abilities, the Executive agrees that the Executive will not assert that, and it should not be considered that, any provision of Section 1.A otherwise is void, voidable or unenforceable or should be voided or held unenforceable.

It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 1.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 1.A or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent

Exhibit 10.9

as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement.

b.Nondisparagement. The Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, issue, circulate, publish or utter any false or defamatory statements, remarks or rumors about the Company or its affiliates or any of their officers, directors or managers other than to the extent reasonably necessary in order to (i) perform the Executive’s duties hereunder, (ii) assert in good faith a bona fide claim against the Company or its affiliates arising out of the Executive’s employment with the Company, (iii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding, (iv) otherwise comply with the Executive’s obligations under applicable law. The Company agrees and covenants that it shall not, and it shall cause its affiliates and their respective directors, managers and officers not to, directly or indirectly, make any disparaging, defamatory or other negative or false statement regarding the Executive to any third parties.

c.Confidentiality. The Executive will not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information, except (i) while employed, in good faith furtherance of the Executive’s duties and responsibilities to the Company and its affiliates or (ii) as required by a court, governmental agency, administrative body or legislative body (including a committee thereof), in each case with jurisdiction; provided, that in the event that the Executive is ordered by any of the foregoing to disclose any Confidential Information, the Executive will:
(A) promptly notify the Company of such order; (B) at the written request of the Company, diligently contest such order at the sole expense of the Company; and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable law for any information disclosed under such order. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not); provided that the Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity.

d.Cooperation With Investigations and Litigation. The Executive shall, during and after the Executive’s employment with the Company, cooperate with the Company or at the Company’s direction in any internal or governmental investigation, or any litigation, arbitration or governmental or regulatory proceeding regarding the Company or any of its affiliates as to which the Executive may have relevant knowledge, including making himself reasonably available to consult with and/or be interviewed by the Company’s counsel or counsel to the relevant governmental or regulatory authority, to provide information and documentation in the Executive’s possession and to give testimony. To the extent such cooperation is requested by the Company, the Company will make reasonable efforts to schedule such activities in a manner that reasonably accommodates the Executive’s other obligations. The Executive will not be compensated by the Company for any time spent testifying under oath or preparing for such testimony under oath. The Company will reimburse the Executive for reasonable and documented out-of-pocket expenses the Executive incurs in extending such cooperation. Nothing in this section is intended to, and

Exhibit 10.9

shall not, restrict or limit the Executive from exercising his rights in this Section 1.D or restrict or limit the Executive from cooperating with any valid governmental or regulatory inquiry or providing truthful information in response to a subpoena, other legal process or valid governmental or regulatory inquiry.

e.Enforcement and Clawback. If (i) at any time the Executive materially breaches any of the provisions of this Appendix or (ii) within one (1) year after the Termination Date, the Company reasonably determines that grounds existed, on or before the Termination Date, including before the date of this Terms Statement, for the Company to terminate the Executive’s employment for Cause, then: (a) no severance payments or benefits to which the Executive may be entitled under any arrangement with the Company will be due to the Executive; and (b) the Executive will promptly repay to the Company, in a cash lump sum, the total amount of any such severance previously received by the Executive (which will, for the avoidance of doubt, be calculated as the gross amount paid by the Company on a pre-tax and pre-social security contribution basis).

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1.A, B, or C would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 2 of this Appendix upon a determination that the Executive has violated any provision of Section 1.A to D, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Executive had not violated such provision of Section 1. Notwithstanding the above, the Company reserves the right to claim damages from the Executive.

2.Payments on Termination of Employment

a.On any Termination of Employment. On any termination of employment, the Executive will be entitled to receive any (i) earned but unpaid base salary through the Termination Date, (ii) accrued but unused vacation, in accordance with any applicable Company policy which may be in effect from time to time, and (iii) accrued expense reimbursements in accordance with applicable Company policies. Such payments are in addition to any Severance to which the Executive may be entitled.

b.Termination Other than in Connection with a Change of Control. If during the Executive’s service on the GEC, the Executive experiences a Qualifying Termination, other than in connection with a Change of Control under Section 2.C, the Executive will be entitled to receive cash severance equal to two (2) times the Executive’s annual base salary (gross), less any statutory and/or contractual severance payments, garden leave payment and/or pay in lieu of notice payments (the “Severance”), except in the event that the Executive elects the Separation Payment with Early Retirement Pension (the “SWP”) as defined in the December 14, 2006 Enabling Agreement between CNH UK Limited and the Transport and General Workers’ Union (the “TGWU”). Subject in each case to the effectiveness of a Release and the other terms of Section 3, the Severance will be paid in equal installments over twenty-four (24) months through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date, except that any amount of Severance that

Exhibit 10.9

would have been paid prior to the sixtieth (60th) day following the Termination Date but for the obligation to execute and not revoke the Release, shall, subject to the Executive executing and not revoking the Release and otherwise remaining in compliance with Section 3, be paid in a lump-sum on the sixtieth (60th) day following the Termination Date, and any remaining portion of the Severance will be paid pursuant to the schedule otherwise required by this Section 2.B.

c.Termination in Connection with a Change of Control. Subject to the Executive’s continued GEC service through the date of a Change of Control but without regard to whether such GEC service continues after a Change of Control, if within 24 months following a Change of Control the Executive experiences a Qualifying Termination, the Executive will be entitled, subject to the effectiveness of a Release and the other terms of Section 3 below, to receive the Severance, payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day).

3.Conditions to Receipt of Payments on Termination of Employment

The Executive’s entitlement to any Severance after the Termination Date is subject to the Executive’s (i) continued compliance in all material respects with each of the restrictive covenants set forth in Section 1 above, and (ii) execution and non-revocation of a release of claims in a form acceptable to the Company (the “Release”) at least one month after but not later than fifty-five
(55) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any Severance to which the Executive would otherwise be entitled. For the avoidance of doubt, the Executive’s right to any Severance will be forfeited to the extent such payment would have otherwise been due but for the Executive’s failure to provide the CNH Industrial Group with a duly executed and effective Release.

Exhibit 10.9
DEFINITIONS

“Cause” means the Executive’s (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) engagement in any conduct which constitutes an employment disqualification under applicable law; (iii) continued material failure to perform his or her duties after notice from the Company; (iv) material violation of the Company’s codes of conduct or any other Company policy as in effect from time to time or (v) breach of any of the material terms of this Agreement or any other agreement between the Executive and the Company.

“Change of Control” has the meaning provided in the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or its successor.

“Competitive Business” means any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment or construction equipment or commercial vehicles (including, but not limited to, light commercial vehicles and medium and heavy duty on-highway trucks, buses, firefighting equipment, and defense vehicles) and/or powertrain technologies, or any affiliate thereof in any geographical area in which the Company or any of its affiliates conducts such business (including but not limited to AB Volvo, AGCO Corp., Caterpillar Inc., Cummins Inc., Deere & Co, Navistar International Corp, and PACCAR Inc.); provided, that, any affiliates of CNH Industrial Group as of the date of this Agreement, including, for the avoidance of doubt, Fiat Chrysler Automobiles, N.V. and Ferrari S.p.A. or any of their partners in a strategic alliance, shall not be deemed a “Competitive Business”.

“Confidential Information” means information about the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of the Company or any of its affiliates or their customers, that, in any case, is not otherwise available to the public (other than by the breach of any confidentiality).

“Good Reason” means, after a Change of Control and without the Executive’s written consent, (i) a material diminution in the Executive’s annual base salary or (ii) a material diminution in the Executive’s duties, responsibilities, and authority by the Company. Notwithstanding the foregoing, an event will not constitute Good Reason unless
(a) the Executive gives a notice of termination within 90 days after the Executive becomes aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, and (b) the Company is given 30 days after the Company receives notice from the Executive of the event purporting to constitute Good Reason to cure such event. In addition, the Executive’s Termination Date must occur no later than 30 days after the Company’s failure to cure the Good Reason event provided in the notice. For the avoidance of doubt, any modification of the duties, responsibilities, and/or authority of the Executive will not constitute Good Reason if the Executive remains a member of and retains duties, responsibilities, and authority consistent with membership

Exhibit 10.9
on the GEC or any successor or similar management council or body of the Company or its successor after a Change of Control.

“Qualifying Termination” means a termination by the Company of the Executive’s service as an employee of the Company and all of its affiliates during the Executive’s service on the GEC for any reason other than: (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s resignation or retirement (other than with Good Reason within 24 months after a Change of Control); or (iv) for Cause.